CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Shareholders and Board of Directors

Elfun Funds:

We consent to the use of our reports, dated February 25, 2010, incorporated by reference, for the Elfun Trusts, Elfun International Equity Fund, Elfun Income Fund, Elfun Tax-Exempt Income Fund, Elfun Diversified Fund, and Elfun Money Market Fund, each a series of Elfun Funds, and to the references to our firm under the captions “Financial Highlights” in the prospectus and “Independent Registered Public Accountants” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

April 28, 2010